Exhibit 99.1

eGain Announces Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2009

Also Announces the Approval of a Stock Repurchase Program

Quarter Highlights

•	Total revenue of $8.9 million up 33% from the comparable year-ago quarter

•	GAAP net income of $929,000 compared to a net loss of $1.9 million in the comparable year-ago quarter

Fiscal Year 2009 Highlights

•	Total revenue of $33.2 million up 10% from the prior year

•	GAAP net income of $2.2 million compared to a net loss of $4.1 million in the prior year

Mountain View, Calif. (September 14, 2009) – eGain Communications Corporation

(OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the fourth quarter and fiscal year ended June 30, 2009.

Total revenue for the fourth quarter of fiscal year 2009 was $8.9 million, an increase of 33% from the comparable year-ago quarter. Total revenue for the fiscal year 2009 was $33.2 million, an increase of 10% from the prior year.

Gross margin for the fourth quarter of fiscal year 2009 was 68% compared to 57% in the comparable year-ago quarter. Gross margin for the fiscal year 2009 was 68% compared to 61% in the prior year. Total operating costs and expenses for the fourth quarter of fiscal year 2009 were $4.6 million, a decrease of 10% from the comparable year-ago quarter. Total operating costs and expenses for the fiscal year 2009 were $19.2 million, a decrease of 9% from the prior year.

Net income for the fourth quarter of fiscal year 2009 was $929,000, or $0.04 per share on a basic and diluted basis, compared to a net loss of $1.9 million, or $(0.12) per share for the comparable year-ago quarter. Net income for the fourth quarter of fiscal year 2009 included stock-based compensation of $19,000 and a net of interest expense and tax benefit of $240,000, compared to stock-based compensation expense of $77,000 and interest and tax expense of $542,000 for the comparable year-ago quarter.

Net income for the fiscal year 2009 was $2.2 million, or $0.11 per share on a basic and diluted basis, compared to a net loss of $4.1 million, or $(0.27) per share for the prior year. Net income for the fiscal year 2009 included stock-based compensation of $241,000 and a net of interest expense and tax benefit of $1.3 million, compared to stock-based compensation expense of $318,000 and interest and tax expense of $1.9 million for the prior year.

Total cash and cash equivalents were $7.5 million at June 30, 2009, compared to $3.8 million at June 30, 2008. Cash provided by operations was $3.7 million for the fiscal year 2009, compared to cash used in operations of $2.8 million in the prior year. Days sales outstanding in receivables for the quarter ended June 30, 2009 were 43 days, compared to 37 days for the comparable year-ago quarter. Deferred revenues totaled $5.5 million at June 30, 2009, up from $5.2 million at June 30, 2008.

eGain’s revenues for the year ended June 30, 2009 were negatively impacted by the reduced value of foreign currencies when compared to U.S. dollars. If currency exchange rates had remained constant from June 30, 2008 through June 30, 2009, revenues for the fiscal year 2009 would have been up approximately 24%, rather than up 10% when compared to fiscal year 2008.

“We grew our top line in a challenging economic environment, while delivering profits and positive cash flow,” said Ashu Roy, eGain CEO. “Our leading products continue to set the standard in enterprise Customer Interaction Hub implementations for scalable architecture and best-of-breed functionality on a unified platform.”

Stock Repurchase Program

eGain also announced today that its board of directors has approved a repurchase program under which it may begin purchasing up to 1,000,000 shares of its Common Stock. The duration of the repurchase program is open-ended. Under the program, the Company could purchase shares of Common Stock from time to time through open market and privately negotiated transactions at prices deemed appropriate by management. The repurchase will be funded by cash on hand. As of June 30, 2009, the Company had 22.2 million shares of Common Stock outstanding.

“We are pleased to announce the approval of a stock repurchase program,” said Eric Smit, eGain CFO. “We qualified for this program based upon our positive financial performance in fiscal year 2009 and believe that the repurchase of our stock is an attractive investment opportunity.”

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the fourth quarter of fiscal year 2009 were $4.5 million, an increase of 261% from the comparable year-ago quarter. Of the total new hosting and license bookings in the fourth quarter of fiscal year 2009, 28% was from new hosting bookings and 72% was from new license bookings, compared to 19% from new hosting bookings and 81% from new license bookings in the comparable year-ago quarter. If currency exchange rates had remained constant from June 30, 2008 (the last day of our prior fiscal year) through June 30, 2009, bookings for the fourth quarter of fiscal year 2009 would have been up approximately 328%, rather than up 261% when compared to the same period last year.

•

New hosting and license bookings for the fiscal year 2009 were $15.2 million, an increase of 65% from the prior year. Of the total new hosting and license bookings in the fiscal year 2009, 29% was from new hosting bookings and 71% was from new license bookings, compared to 38% from new hosting bookings and 62% from new license bookings in the prior last year. If currency exchange rates had remained constant from June 30, 2008 through June 30, 2009, bookings for the fiscal year 2009 would have been up approximately 92%, rather than up 65% when compared to the same period last year.

New milestones, products and industry recognition

•	eGain was selected by Forrester as a leader in interaction-centric customer service software solutions in the October 2008 report.

•	eGain was positioned in the Leaders Quadrant by Gartner, Inc. in the “Magic Quadrant for E-Service Suites 2008” report.

•	eGain released eGain Service™ 8 suite, the company’s most advanced Customer Interaction Hub solution with rich functional enhancement and significant platform improvement.

•

eGain introduced a unique “Solution-as-a-Service” offering called “eGain SLaaS™”. “Solution-as-a-Service is a unique combination of value-based pricing with hosted software and bundled services on tap,” said Johan Jacobs, Research Director at Gartner, Inc. “SLaaS has the potential to transform enterprise software adoption in a tough economic climate.”

Partnerships

•	Our steady investment in partnerships is showing results. For fiscal year 2009, new hosting and license bookings through partners grew to 45% of total new hosting and license bookings.

•	We extended our multi-year relationship with Cisco to be their OEM supplier for email management and web collaboration products as part of the Cisco Contact Center Suite.

Customer Momentum

eGain continued to acquire marquee enterprise customers in fiscal year 2009. Notable customer acquisitions include:

•	A fortune 100 personal lines insurer

•	A fortune 100 leader in networking for the Internet

•	One of the nation’s top 10 financial holding companies

•	One of the world’s foremost nutrition companies

•	A multinational insurance group

•	Multiple subsidiaries of a world leading mobile telecommunications company

•	A leading European entertainment and communications company

Market and Business Outlook

According to market analysts, the market for Customer Interaction Hub solutions continues to grow - based on the need for improved efficiency and better customer experience. Businesses are looking for integrated solutions for multi-channel service that are scalable, quick to deploy, and cost-effective. We continue to extend our product leadership by leveraging our proven, scalable J2EE platform architecture and rapid innovation capability to deliver unified, feature-rich solutions for demanding enterprise clients.

Even though the economic environment seems to be stabilizing, we believe that many businesses will continue to be cautious in increasing their investment in the near future. So in fiscal year 2010, we will remain prudent in our sales and marketing investment – choosing selective growth opportunities in new geographies and specific verticals. Further, the mix of on-premise (one time license deals) and on-demand (steady subscription revenue stream) deployments in the enterprise will be difficult to predict. Therefore, instead of fixating on the short-term revenue impact of license versus hosted bookings on our business, we will measure our progress in terms of new bookings growth and operating cash flow.

For fiscal year 2010 we currently expect an increase in new license and hosting bookings when compared to fiscal 2009. In addition, we currently expect to generate positive cash flows from operations in fiscal year 2010.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our enterprise-focused business model’s effect on our bookings, our Cisco OEM partnership, our investment in global customer care infrastructure, our projected growth and our targeted customer growth, our management of our business, goals, implementation methods and investments, and the mix of our business on our revenues are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 29, 2008, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com
650-230-7532
PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2009	June 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$7,511	$3,790
Restricted cash	13	13
Accounts receivable, net	4,308	2,749
Prepaid and other current assets	538	818

Total current assets	12,370	7,370

Property and equipment, net	995	1,230
Goodwill, net	4,880	4,880
Other assets	391	434

Total assets	$18,636	$13,914

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$979	$1,669
Accrued compensation	2,429	1,712
Accrued liabilities	2,141	1,632
Deferred revenue	5,398	4,871
Current portion of capital lease obligation	181	52
Current portion of bank borrowings	3,125	100

Total current liabilities	14,253	10,036

Deferred revenue, net of current portion	133	293
Capital lease obligation, net of current portion	187	78
Related party notes payable	7,697	13,283
Bank borrowings, net of current portion	115	3,192
Other long term liabilities	344	321

Total liabilities	22,729	27,203

Stockholders’ deficit:
Common stock	$22	$15
Additional paid-in capital	323,550	316,527
Notes receivable from stockholders	(76)	(74)
Accumulated other comprehensive loss	(506)	(494)
Accumulated deficit	(327,083)	(329,263)

Total stockholders’ deficit	(4,093)	(13,289)

	$18,636	$13,914

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Revenue:
License	$3,022	$721	$8,613	$6,570
Support and services	5,888	5,971	24,606	23,537

Total revenue	8,910	6,692	33,219	30,107
Cost of license	209	20	263	80
Cost of support and services	2,623	2,874	10,483	11,556

Gross profit	6,078	3,798	22,473	18,471

Operating costs and expenses:
Research and development	1,178	1,433	5,481	5,098
Sales and marketing	2,731	2,843	10,465	11,747
General and administrative	735	912	3,271	4,240

Total operating costs and expenses	4,644	5,188	19,217	21,085
Income / (Loss) from operations	1,434	(1,390)	3,256	(2,614)
Interest expense, net	(297)	(432)	(1,435)	(1,659)
Other income (expense), net	(265)	75	230	332

Income / (Loss) before income tax	872	(1,747)	2,051	(3,941)
Income tax benefit / (expense), net	57	(110)	129	(206)

Net Income / (Loss)	$929	$(1,857)	$2,180	$(4,147)

Per share information:

Basic net income / (loss) per common share	$0.04	$(0.12)	$0.11	$(0.27)

Diluted net income / (loss) per common share	$0.04	$(0.12)	$0.11	$(0.27)

Weighted average shares used in computing basic net income / (loss) per common share	22,213	15,333	20,611	15,330

Weighted average shares used in computing diluted net income / (loss) per common share	22,214	15,333	20,612	15,330

Summary of stock-based compensation included in the costs and expense above:
Cost of support and services	$7	$11	$29	$42
Research and development	8	12	46	57
Sales and marketing	3	8	25	66
General and administrative	1	46	141	153

	$19	$77	$241	$318

eGain Communications Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2008	2009	2009
	Actual	Actual	Constant Currency (1)
Total revenue	$6,692	$8,910	$10,096
Gross profit	3,798	6,078	7,125
Total operating costs and expenses	5,188	4,644	5,323
Income / (loss) from operations	(1,390)	1,434	1,802
Net Income / (loss)	$(1,857)	$929	$1,058

	Twelve Months Ended June 30,
	2008	2009	2009
	Actual	Actual	Constant Currency
Total revenue	$30,107	$33,219	$37,311
Gross profit	18,471	22,473	26,047
Total operating costs and expenses	21,085	19,217	21,514
Income / (loss) from operations	(2,614)	3,256	4,533
Net Income / (loss)	$(4,147)	$2,180	$2,857

(1)	We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the exchange rate in effect June 30, 2008, which was the last day of our prior fiscal year, rather than the actual exchange rates in effect during the respective periods.